EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Motient Corporation Completes $200 Million Financing

Lincolnshire, IL, November 30, 2006—Motient Corporation (MNCP) today announced it has entered into a securities purchase agreement on November 27, 2006, by and among the Company, its domestic subsidiaries, as guarantors, and certain investors for the issuance and sale of $200 million in aggregate principal amount of Senior Secured Notes due 2007. The sale was made in reliance upon certain exemptions from securities registration under the Securities Act.

The Company plans to use the net proceeds from the sale of the Notes primarily to fund the business of TerreStar Networks Inc., its majority-owned subsidiary, and for general corporate purposes.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company’s website at www.motient.com.

About Terrestar Networks

TerreStar (www.terrestar.com), a subsidiary of Motient Corporation, plans to build, own and operate North America’s first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.